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Exhibit 10.5

Annual Incentive Plans
Performance Goals and Target Awards for 2006

        The registrant maintains two shareholder-approved plans under which executive officers have the opportunity to receive an annual cash award based on the achievement of performance goals over a one-year period. The Annual Covered Employee Incentive Compensation Plan (Covered Employee Plan) governs awards to those executive officers who are considered "covered employees" as defined in Section 162(m)(3) of the Internal Revenue Code. Annual incentive awards to all other executive officers are governed by and made under the Annual Executive Incentive Compensation Plan (Executive Plan). The Compensation and Succession Committee of the Board of Directors establishes performance goals for each fiscal year and sets threshold, target and maximum award opportunities. The Committee has the authority to adjust the amount of awards, but has no authority to increase the amount of an award otherwise payable under the Covered Employee Plan. Payments are made after the Committee has certified in writing the degree of attainment of the performance goals.

        On February 21, 2006, the Committee approved performance goals and target awards under the plans for 2006. The same performance goals and target awards apply to both the Covered Employee Plan and Executive Plan. For the chief executive officer, chief operating officer, chief financial officer and other executive officers in corporate functions, there are two equally-weighted goals. One is based on an adjusted operating income per diluted share measure as approved by the Committee. The other goal is based on combined business unit results.

        For Allstate Protection executive officers, their award opportunity is based on five performance goals, generally weighted as follows: 50% based on a matrix that measures the results of premium growth, policy growth (excluding property insurance in selected markets) and combined ratio; 15% based on a measure of sales of Allstate Financial products by Allstate exclusive agencies; 10% based on expense ratio reduction; 15% based on a measure of customer loyalty that is a relative ranking compared to a peer group of companies; and 10% based on the corporate adjusted operating income per diluted share measure. Property insurance policy growth for selected markets is excluded from the matrix that measures results of premium growth, policy growth and combined ratio because management is evaluating the implications of reducing the Registrant's exposure to catastrophe losses.

        For the Allstate Financial executive officer, there are four performance goals, weighted as follows: 30% based on adjusted Allstate Financial operating income; 25% based on expense management; 35% based on a matrix that measures the combination of sales and returns; and 10% based on the corporate adjusted operating income per diluted share measure.

        For the executive officer in the Investments business unit, there are six performance goals, weighted as follows: 22.5% based on property/casualty portfolio one-year return;

22.5% based on property/casualty portfolio three-year return; 17.5% on Allstate Financial spread volume goal; 17.5% on Allstate Financial spread higher value added total; 10% on Allstate Financial portfolio loss reduction; and 10% based on the corporate adjusted operating income per diluted share measure.

        Threshold, target and maximum levels of performance are established for each performance goal. If the maximum level of performance is achieved, the award would be three times the executive officer's target award, with target awards generally ranging from 60% to 120% of annual salary for the fiscal year.

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Annual Incentive Plans Performance Goals and Target Awards for 2006